January 31, 2002

USURF America, Inc.

8748 Quarters Lake Road

Baton Rouge, Louisiana 70809

            Re:      Registration Statement on Form S-8 of USURF America,

                        Inc. Issued Pursuant to a Consulting and Legal Services

                        Agreement with Newlan & Newlan, Attorneys at Law

Gentlemen:

            This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission (the “SEC”) with respect to the registration by USURF America, Inc., a Nevada corporation (the “Company”), of 500,000 shares of Company common stock, $.0001 par value per share (the “Common Stock”), issued to Newlan & Newlan, Attorneys at Law, pursuant to a Consulting and Legal Services Agreement (the “Agreement”) approved by resolution of the Company’s Board of Directors.

            In our capacity as counsel to the Company, we have examined the original, certified, conformed, photostatic or other copies of the Agreement, the Company’s Articles of Incorporation, as amended, Bylaws and corporate minutes provided to us by the Company. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified copies of all copies submitted to us as conformed, photostatic or other copies. In passing upon certain corporate records and the documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and express no opinion thereon.

            Based upon and in reliance upon the foregoing, it is our opinion that the Common Stock issued pursuant to the Agreement is validly issued, fully paid and non-assessable. We hereby consent to the use of this opinion in the Registration Statement on Form S-8 to be filed with the SEC.

                                                                        Very truly yours,

                                                                        /s/ Newlan & Newlan

                                                                        NEWLAN & NEWLAN